Exhibit 10.58
EXECUTIVE AGREEMENT
Amended and Restated as of May 11, 2005
     This Amended and Restated Executive Agreement (the “Agreement”) dated as of May 11, 2005, is by and between State Auto Financial Corporation, an Ohio corporation, (the “Corporation”), whose principal office is located at 518 East Broad Street, Columbus, Ohio, 43215 and Robert H. Moone (the “Executive”).
BACKGROUND INFORMATION
     The Corporation considers the establishment and maintenance of a sound and vital management to be an important part of its overall corporate strategy and to be essential to protecting and enhancing the interests of the Corporation and its shareholders. As part of this corporate strategy, the Corporation wishes to act to retain its well-qualified executive officers notwithstanding any actual or threatened change in control of the Corporation or its parent, State Automobile Mutual Insurance Company (“State Auto Mutual”).
     Executive is a party to an Employment Agreement with the Corporation dated May 22, 2003, as amended from time to time. The Employment Agreement does not address the impact of a Change in Control (as defined below), except to incorporate by reference the provisions of this Agreement.
     The Executive is the Chairman, President and Chief Executive Officer of the Corporation and its affiliates and subsidiaries and the Executive’s services, experience and knowledge of the affairs of the Corporation, and reputation and contacts in the industry are extremely valuable to the Corporation. The Executive’s continued dedication, availability, advice, and counsel to the Corporation are deemed important to the Corporation, its Board of Directors (the “Board”), and its shareholders. It is, therefore, in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any actual or threatened change in control of the Corporation. Accordingly, the Board, acting by and through its Executive Compensation Committee, has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.
STATEMENT OF AGREEMENT
     In consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the Corporation and Executive hereby agree as follows:
1. Term of Agreement. This Agreement will begin on the date entered above and will continue in effect through May 31, 2006. The term of this Agreement will be extended automatically for up to one additional year if Executive and the Corporation extend the term of the Employment Agreement, pursuant to its terms, provided that this Agreement shall terminate concurrent with the termination of the Employment Agreement. Notwithstanding the above, if a “Change of Control” (as defined herein) of the Corporation occurs during the term of this Agreement, the term of this Agreement will be extended for thirty-six (36) months beyond the end of the month in which any such Change of Control occurs.
2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a) Annual Award. “Annual Award” means the cash payment paid or payable to the Executive with respect to a fiscal year under the Corporation’s Incentive Bonus Arrangement with Executive.
(b) Annual Base Salary. “Annual Base Salary” means the greater of (1) the highest annual rate of base salary in effect for the Executive during the 12 month period immediately prior to a Change of Control or, (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).
(c) Cause. “Cause” shall mean the following: (i)the willful and continued failure of the Executive to perform substantially the Executive’s duties with State Auto (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or an elected officer of State Auto which specifically identifies the manner in which the Board or such elected officer believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to State Auto, as determined by the Board. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for State Auto, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of State Auto. Nothing in this Agreement will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.
(d) Change of Control.
“Change of Control” means the occurrence of any of the following:
(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities, excluding (i) any acquisition by the Corporation or any Subsidiary; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, a Subsidiary or State Auto Mutual or any acquisition by State Auto Mutual; or
(2) A majority of the Board of Directors of the Corporation at any time is comprised of other than Continuing Directors (for purposes of this Agreement, the term “Continuing Director” means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least two thirds of the then Continuing Directors); or
(3) Any event or transaction if the Corporation would be required to report it in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(4) Any of the following occurs:
(A) a merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;
(B) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis;
(C) a liquidation or dissolution of the Corporation;
(D) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or
(E) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.
(5) As respects State Auto Mutual, the parent of the Corporation, any of the following occurs:
(A) State Auto Mutual affiliates with or is merged into or consolidated with a third party and as a result, a majority of the Board of Directors of State Auto Mutual is comprised of other than Continuing Directors (as defined above).
(B) State Auto Mutual is subject to an order of rehabilitation or liquidation entered by the insurance commissioner of the state of domicile of State Auto Mutual.
(C) State Auto Mutual completes a conversion to a stock insurance company and as a result of which a majority of the Board of Directors of State Auto Mutual is comprised of other than Continuing Directors (as defined above).
(e) Change Year. “Change Year” means the fiscal year in which a Change of Control occurs.
(f) Disability. “Disability” means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall be eligible for the receipt of benefits under the Corporation’s long term disability plan described in the State Auto Insurance Companies Employee Reference Guide, as of the date hereof.

(g) Employee Benefits. “Employee Benefits” means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Corporation), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites and benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.
(h) Employment Agreement. “Employment Agreement” means an executed employment agreement between the Corporation and the Executive.
(i) Highest Incentive Bonus. “Highest Incentive Bonus” means the greater of the Executive’s Potential Annual Award for (a) the Change Year or (b) the year immediately preceding the Change Year.
(j) Incentive Bonus Arrangement. “Incentive Bonus Arrangement” means the Corporation’s Incentive Bonus Arrangement for the Executive in effect for any calendar year(s) during the period this Agreement is in force.
(k) Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.
(l) Potential Annual Award. “Potential Annual Award” means the maximum possible Annual Award the Executive could receive according to his or her Incentive Bonus Arrangement for the calendar year immediately preceding the Change Year or the calendar year that is the Change Year, whichever is higher, assuming that (1) the parameters for the maximum Annual Award, under the Executive’s Incentive Bonus Arrangement were met (whether or not such parameters for such maximum Annual Award actually were or could be met) and (2) the Executive’s Annual Base Salary is used to determine the Potential Annual Award.
(m) Retirement. “Retirement” means having reached normal retirement age as defined in the State Auto Insurance Companies’ Employee Retirement Plan (“State Auto Pension Plan”) or taking early retirement in accordance with the terms of the State Auto Pension Plan.
(n) Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

(o) Subsidiary. “Subsidiary” means any corporation, insurance company, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time by the Corporation.
3. Eligibility for Severance Benefits. The Corporation or its successor shall pay or provide to the Executive the Severance Benefits if the Executive’s employment is terminated voluntarily or involuntarily during the term of this Agreement, either:
(a) by the Corporation (1) at any time within 36 months after a Change of Control of the Corporation, or (2) at any time prior to a Change of Control but after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such termination is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such termination, in either case; unless the termination is on account of the Executive’s death or Disability or for Cause, provided that, in the case of a termination on account of the Executive’s Disability or for Cause, the Corporation shall give Notice of Termination to the Executive with respect thereto; and
(b) by the Executive (1) at any time within 36 months after a Change of Control of the Corporation or (2) at any time after the commencement of any discussions with a third party relating to a possible Change of Control involving such third party, if such Change of Control is actually consummated within 12 months after the date of such termination, and, in any such case, provided that the Executive shall give Notice of Termination to the Corporation with respect thereto.
4. Severance Benefits. The Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to accrued compensation, bonuses, and vested benefits and stock options);
(a) Annual Base Salary. In addition to any accrued compensation payable as of the Executive’s termination of employment (either by reason of Executive’s Employment Agreement or otherwise), a lump sum cash amount equal to the Executive’s Annual Base Salary, multiplied by 3.
(b) Annual Incentive Compensation. In addition to any compensation otherwise payable pursuant to the Executive’s Incentive Bonus Arrangement and the bonus payable under the Corporation’s Quality Performance Bonus Plan (“QPB”), a lump sum cash amount equal to the Executive’s Highest Incentive Bonus and the total QPB paid to Executive during the calendar year immediately preceding the Change Year, multiplied by 3. In order to be entitled to a payment pursuant to this Section 4(b), the Executive must have been a party to Incentive Bonus Arrangement at some time during the 12 month period immediately preceding the Change of Control.
(c) Insurance Benefits. For a three year period, commencing on the date the employment is terminated, the Corporation will arrange to provide to the Executive at the Corporation’s expense, with:
(1) Health Care. Health care coverage comparable to that in effect for the Executive immediately prior to the termination (or, if more favorable to the

Executive, that furnished generally to salaried employees of the Corporation on the date immediately preceding the Change in Control), including, but not limited to, hospital, surgical, medical, dental, prescription, and dependent coverage. Upon the expiration of the health care benefits required to be provided pursuant to this subsection 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by the Executive pursuant to this subsection 4(c) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the five-year period following the date the employment is terminated and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.
(2) Life Insurance. Life and accidental death and dismemberment insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date immediately prior to the Change of Control.
(3) Disability Insurance. Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the three year period following a termination of employment provided that the payments payable under subsections 4(a) and (b) above have been made.
     In the event the Executive’s participation in any such plan or program is not permitted, the Corporation will directly provide, at no after-tax cost to the Executive, the benefits to which the Executive would be entitled under such plans and programs.
(d) Retirement Benefits. The Executive will be entitled to receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all (qualified and nonqualified) retirement plans (which shall not include severance plans) of the Corporation in which the Executive participates were the Executive fully vested under such retirement plans and had the Executive continued in the employ of the Corporation for 36 months following the date of the Executive’s termination or until the Executive’s Retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subsection will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or the Executive’s beneficiaries under this subsection shall equal the excess of (1) the retirement benefits that would be paid to the Executive or the Executive’s beneficiaries, under all retirement plans of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans, (B) the 36-month period (or the period until the

Executive’s Retirement, if less) following the date of the Executive’s termination were added to the Executive’s credited service under such plans, (C) the terms of such plans were those most favorable to the Executive in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive’s highest average annual compensation as defined under such retirement plans and was calculated as if the Executive had been employed by the Corporation for a 36-month period (or the period until the Executive’s Retirement, if earlier) following the date of the Executive’s termination and had the Executive’s compensation during such period been equal to the Executive’s compensation used to calculate the Executive’s benefit under subsections 4(a), and 4(b); over (2) the retirement benefits that are payable to the Executive or the Executive’s beneficiaries under all retirement plans of the Corporation in which the Executive participates. These retirement benefits specified in this subsection are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code, and shall be payable solely from the general assets of the Corporation. These retirement benefits shall be payable at the time and in the manner provided in the applicable retirement plans to which they relate.
(e) Outplacement. The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to 15% of the Executive’s Annual Base Salary used to calculate the Executive’s benefit under subsection 4(a), plus provide a travel expense account of up to $5,000 to reimburse job search travel.
(f) Stock Options. Stock Options held by the Executive become exercisable upon a Change of Control according to the terms of the Corporation’s Stock Option Plans and any option agreements effecting outstanding option grants, as interpreted by the Corporation’s Stock Option Committee as such Committee existed immediately prior to the Change of Control.
     In computing and determining Severance Benefits under subsections 4(a), (b), (c), (d), (e), and (f) above, a decrease in the Executive’s salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.
     The Severance Benefits provided in subsections 4(a), and (b) above shall be paid not later than 45 business days following the date the Executive’s employment terminates.
5. Tax Gross-Up. If any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefit or similar benefit is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar federal or state excise tax), the Corporation shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the “Tax Gross-Up”). The

Corporation shall pay such additional compensation at the time when the Corporation withholds such excise tax from any payments to the Executive. The calculation of the Tax Gross-Up shall be approved by the Corporation’s independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control and the calculation shall be provided to the Executive in writing. The Executive shall then be given 15 days, or such longer period as the Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If the Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional 45 days, the arbitration provisions of Section 10 shall control. The Corporation shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any disputes related thereto.
     For purposes of determining the amount of the Tax Gross-Up, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of termination.
     If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Corporation at the time the reduction in excise tax is finally determined, the portion of the Tax Gross-Up attributable to such reduction. Notwithstanding the Executive’s acceptance or rejection of the Tax Gross-Up calculation, if the excise tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Corporation shall make an additional Tax Gross-Up payment to the Executive in respect of such excess at the time the amount of such excess is finally determined.
     Notwithstanding anything to the contrary in this Section 5, if any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option vesting, or the payment or distribution of any Employee Benefits or similar benefits would be subject to excise tax pursuant to Section 4999 of the Code (or any similar federal or state excise tax), but would not be so subject if the total of such payments would be reduced by 10% or less, then such payment shall be reduced by the minimum amount necessary so as not to cause Corporation to have paid an Excess Severance Payment as defined in Section 280G(b)(1) of the Code and so the Executive will not be subject to Excise Tax pursuant to Section 4999 of the Code. The calculation of any potential reduction pursuant to this paragraph or any disputes related thereto shall be resolved as described above with respect to the calculation of the Tax Gross-Up. In the event that the amount of any Severance payments that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this provision, Executive shall direct which Severance payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of Corporation. In no event shall the total payments be reduced by more than 10% in order to avoid treatment as an Excess Severance Payment.
6. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required by law.
7. Acknowledgement. The Corporation hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Corporation to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Corporation to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in health insurance coverage as provided in subsection 4(c)(1). The Corporation shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.
8. Enforcement Costs; Interest. The Corporation is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Corporation may then cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Corporation to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Corporation that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Corporation has failed to comply with any of its obligations under this Agreement, including the proper calculation of the Tax Gross-Up, or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive’s choice at the expense of the Corporation as provided in this Section 8 to represent the Executive in connection with the calculation of the Tax Gross-Up, or the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder, or other person affiliated with the Corporation. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at the corporation’s principal bank or its successor from time to time during the prejudgment period plus 4 percent.
9. Indemnification. From and after the earliest to occur of a Change of Control or termination of employment, the Corporation shall (a) for a period of five years after such occurrence, provide the Executive (including the Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Corporation’s expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Corporation or any Subsidiary, or is or was serving at the request of the Corporation or any Subsidiary, as a director, trustee, officer, or employee of an insurance company, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 9 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Corporation or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.
10. Confidentiality and Non-Competition. Executive agrees to receive Confidential Information (as defined below) of State Auto in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of his employment with State Auto, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others, will be left with State Auto. For purposes of this Section 10, “Confidential Information” means information disclosed to Executive or known by State Auto, which is not generally known in the insurance underwriting business, including, but not limited to, information about State Auto’s services, trade secrets, financial information, customer lists, books, records, memoranda, and other proprietary information of State Auto. Executive further agrees that during the employment period he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on behalf of a third party in any line of activities or business in which State Auto is then engaged. Executive further agrees that the obligation to maintain confidentiality created by this Section 10 shall continue in effect for the duration of this Agreement and for one year following the termination of Executive’s employment with State Auto, but that thereafter this obligation shall expire. Executive further agrees that for a period of six months following termination of Executive’s employment with State Auto, Executive will not engage in the property casualty insurance underwriting business as an officer, director or employee of an insurer domiciled in the state of Ohio which has direct written premium in excess of $500 million as of the end of the calendar year immediately preceding the Executive’s termination of employment with State Auto.
11. Arbitration. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation.

Both the Corporation and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performances of the executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.
12. Employment Rights. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive’s employment with the Corporation is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate the Executive’s employment at any time with or without cause.
13. Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan or arrangement. Notwithstanding anything to the contrary in this Section 12, the Severance Benefits provided in Section 4 are in lieu of any benefits to which the Executive would be entitled following the termination of his or her employment pursuant to any Employment Agreement with the Corporation.
14. Termination. Except for termination of employment described in Section 3(b), this Agreement shall terminate if the employment of the Executive with the Corporation shall terminate prior to a Change of Control.
15. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive’s death or, if there is no such beneficiary, to the Executive’s estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change of Control.

16. No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.
17. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise, notices to the Corporation should be sent to the Corporation at:
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215
Attention: John R. Lowther, Secretary
Until designated otherwise, notices shall be sent to the employee at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.
18. Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable (any such limiting statute or regulation a “Limiting Rule”):
(a) Corporation will use its best efforts to obtain the consent of the appropriate governmental agency to the payment by Corporation to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and
(b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Corporation severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive’s termination.
Following any such election, the Executive will be entitled to receive benefits under this Agreement or plan elected only if and to the extent the Agreement or plan is applicable and subject to its specific terms.
19. Amendment; Waiver. This Agreement may not be amended or modified and no provision may be waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Corporation.
20. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
22. Governing Law. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

State Auto Financial Corporation:

By:	/s/ William J. Lhota

Chairman Compensation Committee

Executive:

/s/Robert H. Moone

Exhibit A
Beneficiary Designation and Notice Form
Beneficiary Designation
     In the event of my death, I direct that any amounts due me under this Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executive or my estate.
Notice
     Until notified otherwise, pursuant to Section 16 of this Agreement, notices should be sent to me at the following address:

Date	Executive

Print Name

Beneficiary Name

Relationship to Executive

Agreement/Executive Agreement RHM